Exhibit 99.1

Third Quarter Report
Quarter ended September 30, 2010

Uptown Post Oak in Houston, Texas—Wholly owned community.

Third Quarter Overview

• Financial performance of the portfolio continued to improve both sequentially and year over year.

• Consolidated rental revenue grew to approximately $9.4 million in the third quarter of 2010 compared to $6.6 million in the second quarter of 2010 and $0.5 million in the third quarter of 2009.

•

Total revenues from unconsolidated joint ventures (all from the REIT’s co-investment arrangements with PGGM) increased to $23.3 million in the third quarter of 2010 from $17.7 million in the second quarter of 2010 and $7.2 million in the third quarter of 2009.

• Modified Funds from Operations (MFFO) was $5.3 million in the third quarter of 2010, compared to $2.8 million in the second quarter and $0.9 million in the third quarter of 2009.

•

During the third quarter of 2010, the REIT made two wholly owned acquisitions with an aggregate purchase price of approximately $120.5 million. Uptown Post Oak, a 392-unit community located in Houston, Texas, and Acappella, a 163-unit community located in San Bruno, California (near San Francisco).

• Subsequent to September 30, 2010, the REIT made another wholly owned acquisition, The Reserve at Lavista Walk, a 283-unit community located in Atlanta, Georgia, for a purchase price of $40.4 million.

•

The REITs unconsolidated joint venture associated with The Venue, a 168-unit community in Las Vegas, Nevada, acquired the developer partner’s interest resulting in 100% ownership of the community by the unconsolidated joint venture. The acquisition was put into effect by converting the joint venture’s $5.8 million principal mezzanine loan into equity, paying the developer partner $0.4 million and paying off the construction loan for $17.9 million. The REIT’s share of the capital contribution to the joint venture was $10.2 million.

•

Financing terms remained favorable during the third quarter, with new financing obtained on five joint-venture owned communities totaling approximately $114.6 million at a weighted average fixed interest rate of 4.16% and a weighted average term of 8.1 years.

Investment Highlights

(in millions)	Sep. 30, 2010	Dec. 31, 2009
Investments in real estate and joint ventures, net	$770.9	$438.8
Total assets	$869.1	$525.7

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at www.sec.gov or by written request to the REIT at its corporate headquarters. You may also elect to sign up for electronic delivery by visiting behringerharvard.com and selecting the option to “Go Paperless” at the top of the home page. For additional information about Behringer Harvard and its real estate programs, please contact us at 866.655.3650.

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HOUSTON, TX
15601 Dallas Parkway, Suite 600	PERMIT NO. 2187
Addison, TX 75001

Date Published 12/10
MFI-report-IN-FD-000089-1-Q3 Report 2010
© 2010 Behringer Harvard

Third Quarter Report

Behringer Harvard Multifamily REIT I, Inc.

Reconciliation of MFFO to Net Income

(in millions)	3 mos. ended Sep. 30, 2010	3 mos. ended Sep. 30, 2009	9 mos. ended Sep. 30, 2010	9 mos. ended Sep. 30, 2009

Net income (loss)	$(10.4)	$(3.9)	$(28.2)	$(3.3)
Real estate depreciation and amortization	12.5	1.3	29.1	2.0
FFO(1)	2.1	(2.6)	0.9	(1.3)

Acquisition expenses	3.2	3.5	9.3	3.6
MFFO(2)	$5.3	$0.9	$10.2	$2.3

(1)          Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships, joint ventures, and subsidiaries. FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity.

(2)          In addition to FFO, we use modified funds from operations (MFFO), which excludes from FFO acquisition-related costs, impairment charges and adjustments to fair value for derivatives not qualifying for hedge accounting, to further evaluate our operating performance.

FFO and MFFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions; both should be reviewed in connection with other GAAP measurements. A reconciliation of MFFO and MFFO-per-share to net income can be found in our third quarter Form 10-Q on file with the SEC.